                         TRANSITION SERVICES AGREEMENT

          Transition Services Agreement (this "Agreement"), dated as of November ___, 1996, between Tele-Communications, Inc., a Delaware corporation ("TCI"), and TCI Satellite Entertainment, Inc., a Delaware corporation (the "Company").

                                   RECITALS

          A. TCI owns all the issued and outstanding capital stock of the Company (the "Company Stock").

          B. TCI intends to distribute (the "Distribution") the Company Stock to the holders of its Tele-Communications, Inc. Series A TCI Group Common Stock and Tele-Communications, Inc. Series B TCI Group Common Stock. As a result of the Distribution, the Company will cease to be a subsidiary of TCI, and TCI and the Company will be separate public companies.

          C. This Agreement sets forth the general terms upon which, for a period following the Distribution, TCI will provide to the Company certain services and other benefits, including certain services currently being provided to the Company by TCI.

          NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TCI and the Company hereby agree as follows:

Section 1.     Services. At the request of the Company, TCI shall provide
----------     --------
services to the Company for the administration and operation of the businesses of the Company and its subsidiaries and affiliates and shall devote thereto such time as may be necessary for the proper and efficient administration and operation of such businesses. The services to be provided by TCI to the Company pursuant to this Agreement (collectively, the "Services") shall include such of the following services as the Company may request from time to time:

               (i) tax reporting, financial reporting, payroll, employee benefit administration, workers' compensation administration, telephone, fleet management, package delivery, management information systems, billing, lock box, remittance processing and risk management services;

               (ii) other services typically performed by TCI's accounting, finance, treasury, corporate, legal, tax, benefits, insurance, facilities, purchasing, fleet management and advanced information technology department personnel;
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               (iii)     use of telecommunications and data facilities and of
          systems and software developed, acquired or licensed by TCI from time to time for financial forecasting, budgeting and similar purposes, including without limitation any such software for use on personal computers, in any case to the extent available under copyright law or any applicable third-party contract;

               (iv) technology support and consulting services; and

               (v) such other management, supervisory, strategic planning or other services as the Company and TCI may from time to time mutually determine to be necessary or desirable.

Section 2.     Supply Commitments.
---------      ------------------

          (a) Certain Definitions. As used in this Agreement, the capitalized terms listed below have the following meanings (with the singular including the plural and vice versa):

               "Equipment": Home satellite dishes, satellite receivers and other
                ---------
equipment and materials that are available for purchase by TCI and its O&O Subsidiaries on terms that include volume discounts and would not restrict TCI or the applicable O&O Subsidiary from complying with Section 2(b).

               "O&O Program Services": Each Programming Service that is wholly
                --------------------
owned by TCI or one or more of its O&O Subsidiaries.

               "O&O Subsidiaries": Those of TCI's subsidiaries in which TCI
                ----------------
owns, directly or indirectly, all of the equity.

               "Programming Service": Programming (including, without
                -------------------
limitation, entertainment, informational, educational and home shopping programming) that is received (whether by a distributor or a customer) via satellite.

               "Satellite Business": The business of operating direct-to-
                ------------------
customer satellite delivery systems.

               "Supply Commitments": The Equipment Commitment made by TCI to the
                ------------------
Company in Section 2(b) and the Programming Commitment made by TCI to the Company in Section 2(c).

               "Territory": The United States and Canada.
                ---------

          (b) Equipment Purchase Commitment. TCI shall, and shall cause its O&O Subsidiaries to, make available to the Company in the manner provided below the benefit

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of the volume discounts, if any, that are available to TCI and its O&O
Subsidiaries in purchasing Equipment (the foregoing being referred to herein as, TCI's "Equipment Commitment"). The Company shall give TCI notice from time to time, as much in advance as is practicable, of its intention to purchase Equipment and, promptly after receipt of such notice but in any event not more than 10 days thereafter, TCI shall give notice to the Company stating the price and the terms on which TCI, or the applicable O&O Subsidiary, can make such Equipment available to the Company (the "Terms Notice"). If the Company determines to purchase the requested Equipment on the terms specified in the Terms Notice, it shall deliver a purchase order for such Equipment to TCI and, upon receipt thereof, (i) TCI shall use commercially reasonable efforts to cause its supplier to sell such Equipment directly to the Company at the price and on the terms specified in the Terms Notice or (ii) at TCI's sole election, TCI shall, or shall cause the applicable O&O Subsidiary to, purchase such Equipment and resell it to the Company at the price and on the terms specified in the Terms Notice. If TCI elects the option set forth in clause (ii) of the preceding sentence, it shall take all action necessary to assure that all warranties and other rights available to the original purchaser of such Equipment are assigned and extend to, or otherwise enforce such warranties and rights on behalf of, the Company. TCI shall in no event have, or be required to incur, any liability to any of its suppliers for any Equipment ordered by the Company unless (and then only to the extent that) it has elected the option set forth in clause (ii) of the second preceding sentence.

          (c)  Programming Supply Commitment. With respect to each O&O Program
               -----------------------------
Service, TCI shall, or shall cause the applicable O&O Subsidiary to, offer to provide such Programming Service to the Company for distribution to the subscribers of its Satellite Business ("Satellite Subscribers") in the Territory on most-favored-customer terms and conditions ("MFN") (the foregoing being referred to herein as, TCI's "Programming Commitment"). The Company's distribution to its Satellite Subscribers of each O&O Program Service offered to and accepted by it shall be subject to a term-by-term MFN against all other distributors distributing such O&O Program Service by means of the same technology to a number of subscribers that is equal to or less than the number of Satellite Subscribers of such O&O Program Service (a "Comparable Distributor") (i.e., a size-based MFN), on the material terms, provisions, covenants and consideration given to or accepted from any of such distributors, taken as a whole. After giving effect to the foregoing, it is the intent of the parties that the Company's rates for the O&O Program Services in its Satellite Business shall not be higher than the lowest rate(s) given to any Comparable Distributor in the same distribution technology. The availability of any such rate(s) may be subject to conditions that are logically linked to such lower rate(s), and which conditions provide a direct, immediate or foreseeable, economic and quantifiable benefit to TCI or the applicable O&O Subsidiary (e.g. packaging and other pricing features, channel placement discounts, multiple service carriage incentives, tiering rate(s) or volume discounts). Notwithstanding the foregoing, any such condition must relate exclusively to the O&O Program Service for which such lower rate(s) is offered. If a more favorable term is given to or accepted from any Comparable Distributor of an O&O Program Service, then TCI shall promptly notify the Company of such more favorable

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term and shall, or shall cause the applicable O&O Subsidiary to, offer the
Company such more favorable term for the same amount of time that such more favorable term is or was available to such distributor for such O&O Program Service. The Company shall accept or reject such more favorable term within thirty (30) days of receipt of notice from TCI, and if the Company does not accept or reject such more favorable term within such thirty (30)-day period, then the Company shall be deemed to have rejected such more favorable term. Without limiting the foregoing, TCI shall, or shall cause the applicable O&O Subsidiary to, offer the Company as part of all present and future affiliation agreements entered into by TCI or any of its affiliated companies with respect to any O&O Program Service, the MFN set forth in this Section 2(c) for distribution of such O&O Program Service in the Satellite Business. TCI and the Company acknowledge that the Company now purchases and for the foreseeable future will purchase its programming requirements from PRIMESTAR Partners, L.P. ("PRIMESTAR"). Accordingly, in order to effectuate the intent of the foregoing provisions of this Section 2(c), TCI will use its good faith efforts to negotiate an arrangement with PRIMESTAR whereby the benefits of the foregoing provisions of this Section 2(c) are passed through PRIMESTAR to the Company; provided, however, that no such arrangement shall expand the obligations of TCI hereunder, whether to include any other partner of PRIMESTAR or otherwise.

          (d)  Termination of Commitments. TCI's obligations under this Section
               --------------------------
2, including its Supply Commitments, shall terminate immediately and without any requirement of notice if any of the events described in clauses (ii) and (iii) of the first sentence of Section 4(b) shall occur with respect to the Company. If the Company delivers an executed purchase order for Equipment to TCI pursuant to Section 2(a) and fails to purchase the same in accordance with the terms and conditions specified in the Terms Notice, then TCI may terminate the Equipment Commitment and its obligations under Section 2(b) by giving notice to such effect to the Company within 30 days thereafter. Further, if the Company fails to make payments required for any O&O Program Services provided to it pursuant to Section 2(c) as and when due and such failure continues beyond the expiration of any applicable grace period, then TCI may terminate the Programming Commitment and its obligations under Section 2(c) by giving notice to such effect to the Company within 30 days thereafter.

Section 3.     Compensation for Services and Supply Commitments. As compensation
---------      ------------------------------------------------
for Services rendered to the Company pursuant to this Agreement and for the Supply Commitments, the Company (i) shall reimburse TCI for all direct, out-of-pocket expenses to third parties actually incurred by TCI in providing such Services, provided that the incurrence of such expenses is consistent with practices generally followed by TCI in managing or operating its own business and the businesses of its subsidiaries and affiliates and (ii) shall pay to TCI $1.50 per Subscriber per month (the "Subscriber Fee"), up to a maximum of $3,000,000 per month, commencing with the month of January 1997. TCI shall keep true, complete and accurate books of account containing such particulars as may be necessary for the purpose of calculating the above expenses. Reimbursement amounts pursuant to clause (i) of the first sentence of this Section 3 shall be billed quarterly by TCI and shall be due and

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payable in full within 30 days after receipt of invoice. Amounts payable pursuant to clause (ii) of the first sentence of this Section 3 shall be payable monthly in arrears on the last day of each calendar month based on the number of Subscribers as of the end of the immediately preceding calendar month. For purposes hereof, a "Subscriber" is a single family household, residential dwelling unit in a multiple dwelling unit (e.g. an apartment, condominium, etc.) or commercial establishment (e.g. a bar, hotel, etc.) (in each case, counted as one subscriber regardless of the number of IRDs (as such term is commonly understood in the satellite industry)), that pays the Company or a subsidiary thereof the monthly price for its satellite service and has paid at least one month's charges in full, but excluding any such household, dwelling unit or commercial establishment whose account with the Company remains unpaid for more than 30 days from the original date of billing therefor. The Company shall keep true, complete and accurate books of account containing such particulars as may be necessary for the determination of the number of its Subscribers.

Section 4.     Term.
---------      ----

          (a)  Term. This Agreement shall become effective on the date of the
               ----
Distribution and shall continue until the close of business on December 31, 1999 (the "Initial Term") and shall be renewed automatically for successive one-year periods thereafter (each a "Renewal Term"), unless earlier terminated in accordance with Section 4(b).

          (b)  Termination. Except as otherwise expressly provided herein, this
               -----------
Agreement and the rights and obligations of the parties hereunder shall remain in effect until terminated as provided below or, with respect to the parties' rights and obligations under Sections 2(b) and 2(c), as provided in Section 2(d):

               (i) Either party may terminate this Agreement effective as of the end of the Initial Term or the then current Renewal Term, as applicable, by giving not less than 180 days prior written notice to the other party.

               (ii) TCI may terminate this Agreement upon written notice to the Company if any person or group (other than TCI, any subsidiary of TCI or any Controlling Person of the Company or TCI) acquires beneficial ownership of shares of capital stock representing 50% or more, by voting power, of the outstanding shares of voting capital stock of the Company.

               (iii) Either party may terminate this Agreement upon written notice to the other party if such other party shall file a petition in bankruptcy or insolvency, or a petition for reorganization or adjustment of debts or for the appointment of a receiver or trustee of all or a substantial portion of its property, or shall make an assignment for the benefit of creditors, or if a petition in

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          bankruptcy or other petition described in this paragraph shall be filed against such other party and shall not be discharged within 120 days thereafter.

For purposes of this Section 4(b), the term "beneficial ownership" shall be defined and construed in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the term "group" shall be defined and construed in accordance with Section 13(d) of the Exchange Act. In addition, for purposes of this Section 4(b), "Controlling Person" shall mean as to any person each of (1) the Chairman of the Board of such person as of the date of this Agreement, (2) the President of such person as of the date of this Agreement, (3) each of the directors of such person as of the date of this Agreement, (4) the respective family members, estates and heirs of each of the persons referred to in clauses (1) through (3) above and any trust or other investment vehicle for the primary benefit of any of such persons or their respective family members or heirs, (5) Kearns-Tribune Corporation, a Delaware corporation or any successor thereto by merger or consolidation and (6) the trustee under the qualified employee stock purchase plan or any successor plan of such person. As used with respect to any person, the term "family member" means the spouse, siblings and lineal descendants of such person. The trustee under the qualified employee stock purchase plan or any successor plan of any person shall be deemed to have beneficial ownership of all shares of common stock of such person held under the plan, whether or not allocated to or vested in participants' accounts.

          (c)  Effect of Termination. In the event of any termination of this
               ---------------------
Agreement, each party shall remain liable for all obligations of such party accrued hereunder prior to the date of such termination, including, without limitation, all obligations of the Company (i) to reimburse TCI for services provided hereunder through the termination date and to pay the Subscriber Fee for the month in which the termination date occurs (provided that if the termination occurs prior to the last calendar day of a month, such fee shall be prorated based on the number of days elapsed in such month prior to and including the termination date), in each case as provided in Section 3 hereof, and (ii) to pay for any Equipment or Programming Service supplied pursuant hereto. The provisions of Section 5 of this Agreement shall survive indefinitely, notwithstanding any termination hereof.

Section 5. Limitation of Liability. TCI, its affiliates, directors, officers, employees, agents and permitted assigns (each, a "TCI Party" and, together, the "TCI Parties") shall not be liable (whether such liability is direct or indirect, in contract or tort or otherwise) to the Company or any of the Company's affiliates, directors, officers, employees, agents, securityholders, creditors or permitted assigns, for any liabilities, claims, damages, losses or expenses (including, without limitation, any special, indirect, incidental or consequential damages) ("Losses") arising out of, related to, or in connection with the Services, the Supply Commitments or this Agreement, except to the extent that such Losses result from the gross negligence or willful misconduct of TCI, in which case TCI's liability with respect to the Services shall be limited to a refund of that portion of the amounts actually paid by the Company hereunder which, as determined by TCI, represented the cost to the Company of the Services in question. With

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regard to the Supply Commitments, the remedies, if any, available with respect to any Equipment or Programming Service supplied shall be as provided in the applicable purchase order or supply contract. In the event of any willful failure to perform the applicable Supply Commitment, the Company shall not be obligated to make any further payments of the Subscriber Fee until the Supply Commitments are honored and shall be entitled to reimbursement of the Subscriber Fee paid with respect to any period in which TCI has failed or refused to honor its Supply Commitments. The Company hereby agrees to indemnify and hold harmless the TCI Parties from and against any and all Losses (including, without limitation, reasonable fees and expenses of counsel) incurred by any TCI Party arising out of or in connection with or by reason of this Agreement or any Services, Equipment or Programming Services provided by TCI hereunder, other than any liability of TCI to the Company as contemplated by the foregoing provisions of this Section 5.

Section 6. Miscellaneous.

           (a)  Entire Agreement. This Agreement constitutes the entire
                ----------------
agreement between the parties hereto with respect to the subject matter hereof and supersedes all previous agreements, negotiations, understandings and commitments with respect to such subject matter, whether or not in writing.

           (b)  Governing Law. This Agreement and the legal relations between
                -------------
the parties with respect hereto shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to conflicts of laws rules thereof.

           (c)  Notices. All notices, demands and other communications under
                -------
this Agreement shall be in writing and shall be deemed to have been duly given:
(i) on the day of delivery if delivered personally to the party to whom notice is to be given; (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below (answer back received);
(iii) on the day of delivery by Federal Express or similar overnight courier; or
(iv) on the third day after mailing, if mailed to the party to whom notice is to be given, by United States first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

           If to TCI:

           Tele-Communications, Inc.
           5619 DTC Parkway
           Englewood, Colorado 80111
           Attention:  General Counsel
           Facsimile:  (303) 488-3245

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          If to the Company:

          TCI Satellite Entertainment, Inc.
          8085 South Chester, Suite 300
          Englewood, Colorado 80112
          Attention:   Gary S. Howard, President
          Facsimile:   (303) 712-4977

          with a separate copy to the Company's Corporate Counsel at the same address.

Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

          (d) Amendment. This Agreement may not be amended or modified in any
              ---------
respect except by a written agreement signed by the parties hereto.

          (e) Successors and Assigns; No Third-Party Beneficiaries. This
              ----------------------------------------------------
Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by either party hereto, by operation of law or otherwise, without the prior written consent of the other party. Nothing contained in this Agreement, except as expressly set forth, is intended to confer upon any other persons other than the parties hereto and their respective successors and permitted assigns, any rights or remedies.

          (f) Counterparts. This Agreement may be executed in one or more
              ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (g) No Waiver. No waiver by either party hereto of any term or
              ---------
condition of this Agreement, in any one or more instances, shall operate as a waiver of such term or condition at any other time. No waiver of any term or condition hereof shall be effective unless in a writing signed by the party entitled to give such waiver.

          (h) Relations between the Parties. The parties are independent
              -----------------------------
contractors. Nothing in this Agreement shall constitute either party, or any of such party's officers, directors, agents or employees, a partner, agent or employee of, or joint venturer with, the other party.

          (i) Severability. If any provision of this Agreement or the
              ------------
application thereof to any person or circumstance shall be held to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it was held to be invalid or unenforceable, shall not be affected thereby, provided that the parties shall negotiate in good faith with respect to an equitable modification of the provision or application thereof held to be invalid.

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

          (j) Confidentiality. All information obtained by TCI or the Company
              ---------------
concerning the other pursuant to this Agreement shall, except as required in the performance hereof or by law, be maintained in confidence by TCI, the Company and their respective employees.

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

                              TELE-COMMUNICATIONS, INC.


                              By:
                                   ------------------------------
                                   Name:
                                   Title:


                              TCI SATELLITE ENTERTAINMENT, INC.


                              By:
                                   ------------------------------
                                   Name:
                                   Title:

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